UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
-------------------------

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 8, 2010
(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
(Address of Principal Executive Offices)

(345) 945-4277
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Since July 11, 1990, Consolidated Water Co. Ltd. (the “Company”) has had the exclusive right to provide potable water to retail customers within a specified service area under a license issued by the Cayman Islands government.  The present service area is comprised of an area on Grand Cayman Island that includes the Seven Mile Beach resort area and the district of West Bay, two of the three most populated areas in the Cayman Islands.  For the year ended December 31, 2009, the Company generated approximately 40% of its consolidated revenues and 58% of its consolidated gross profits from the retail water operations conducted within the area covered by the license.

On July 20, 2010, the Company entered into a three-month extension of the license so that the Company could complete negotiating the terms of a new license with the Cayman Islands government. The license was set to expire on July 10, 2010.  No other terms of the license were modified.

On October 8, 2010, the Cayman Islands government and the Company extended the license for an additional 30 days in order to provide the parties with additional time to finalize a long-term license agreement.

During the course of the negotiations, representatives of the Cayman Islands government have indicated their intention to structure the terms of the new license to employ a “rate of return on invested capital water rate model.”  Depending upon the terms included in such new license, the Company’s water rates to customers could be reduced, thereby resulting in a corresponding reduction in the Company’s operating income as compared to operating income that the Company has historically generated under the license.

During the one-month extension of the license, the Company intends to continue negotiating a new license agreement with the Cayman Islands government.  As long as the Company is not in default of any terms of the existing license, even if a new license agreement is not concluded during the one-month extension, the Company would have a right of first refusal to renew the license on terms that are no less favorable than those that the government might offer in the future to a third party.

If the Company does not enter into a new license agreement at the conclusion of the one-month period or any agreed extension, and no other party is awarded a license, the Company expects to be permitted to continue to supply water to its service area.  However, the terms of such continued supply may not be as favorable to the Company as the terms of the existing license.  It is possible that the government could offer a third party a license to service some or all of the Company’s present service area.  In such event, the Company may assume the license offered to the third party by exercising the Company’s right of first refusal.  The terms of the new license agreement may not be as favorable to the Company as the terms under which the Company is presently operating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ David W. Sasnett
Name: David W. Sasnett
Title: Executive Vice President and Chief Financial Officer

Date: October 13, 2010